ARCHER, CATHRO & ASSOCIATES (1981) LIMITED
                       1016 - 510 West Hastings Street
                          Vancouver, B.C.   V6B 1L8
Telephone: 604-688-2568                                Fax: 604-688-2578
-------------------------------------------------------------------------




                          ASSESSMENT REPORT


                             Describing


                     PROSPECTING AND HAND PITTING


                              on the

                        SEYMOUR PROPERTY
               Sey 1-20 Claims YC09221-YC09240



                           NTS 115I/6
                Latitude 62 degrees 18 minutes N;
                Longitude 137 degrees 11 minutes W

                             in the

                    Whitehorse Mining District
                          Yukon Territory


                           prepared by

          Archer, Cathro & Associates (1981) Limited

                              for

                      ATAC RESOURCES LTD.



                             by

               W. Douglas Eaton, B.Sc. Geology
                       October 2002

                     TABLE OF CONTENTS
                     -----------------



                                                                    PAGE
                                                                    ----
INTRODUCTION -----------------------------------------------------    1

PROPERTY, LOCATION AND ACCESS -------------------------------------   1

HISTORY -----------------------------------------------------------   2

PHYSIOGRAPHY AND GEOMORPHOLOGY ------------------------------------   3

GEOLOGY -----------------------------------------------------------   3

MAGNETIC SURVEYS --------------------------------------------------   4

MINERALIZATION AND SOIL GEOCHEMISTRY ------------------------------   4

CONCLUSIONS -------------------------------------------------------   6

REFERENCES --------------------------------------------------------   7



                              APPENDICES
                              ----------


I     AUTHOR'S STATEMENT OF QUALIFICATIONS
II    CERTIFICATES OF ANALYSIS
III   DESCRIPTIONS OF ROCK SAMPLES

                               FIGURES
                               -------



NO.      DESCRIPTION                                     LOCATION
---      ------------                                    ---------
1        Location ---------------------------------   Following Page 1

2        Claim Location ---------------------------   Following Page 1

3        Access -----------------------------------   Following Page 1

4        Regional Geology ------------------------- 	Following Page 3

5        Geology ----------------------------------   Following Page 3

6        Gold Geochemistry ------------------------   Following Page 4

7        Sample Locations -------------------------   Following Page 4

                          INTRODUCTION
                          ------------

The Seymour property was staked in February 1999 by ATAC Resources Ltd. to cover unexplained gold soil geochemical anomalies within a belt of gold prospects located in the road accessible, Freegold Mountain area of central Yukon. ATAC performed a short program of prospecting, soil sampling and magnetic surveys in summer 1999 and a few days of follow up prospecting in 2001.

This report describes prospecting and hand trenching done on August 15, 2002 by Archer, Cathro & Associates (1981) Limited on behalf of ATAC. The work was performed by the author and field assistants J. LeDrew and S. Eaton from a camp located on ATAC's nearby Golden Revenue property. The author?s Statement of Qualifications appears in Appendix I.

               PROPERTY, LOCATION AND ACCESS
               -----------------------------

The Seymour property comprises twenty mineral claims located in central Yukon at latitude 62degrees18'N and longitude 137degrees11'W on NTS map sheet 115I/6 (Figure 1). The claims are registered with the Whitehorse Mining Recorder in the name of Archer, Cathro &
Associates (1981) Limited which holds them in trust for ATAC.
Claim data are listed below while the locations of individual claims are shown on Figure 2.

      Claim Name              Grant Number                  Expiry Date*
      ----------              -------------                 -------------
       Sey 1-20              YC09221-YC09240              February 22, 2006

*Expiry date includes 2002 work which has been filed for assessment credit but not yet accepted.

The claims are directly accessible during summer and fall using a four-wheel drive road that extends north from about Km 65 on the Casino Trail, part of the Freegold Road system which connects to the Klondike Highway at Carmacks about 180 km north of Whitehorse. If required, shorter access could be created by extending the road 1 km to the west, to join the Casino Trail at Km 70 (Figure 3).

                             HISTORY
                             -------

Placer gold exploration has been conducted in the Freegold Mountain area intermittently since the early 1900?s. Seymour Creek, the main drainage in the area, was extensively mined in the 1980?s and 1990?s with 2,232 oz of reported production (Placer Mining Section, 1985 and 1991; and Mining Inspection Division, 1998).

The first record of hard rock work in the area occurred in 1931 when the G3 Vein was staked at the Laforma Deposit (DIAND, 1995, 115I-54), 5 km southeast of the Seymour property
(Figure 3). This prospect has been explored by a number of operators since the initial discovery. In 1964 a 113 tonne mill was constructed by Discovery Mines Limited which processed 8,653 tonnes during 1965-66 before closure due to poor recovery. In 1984 reserves at the Laforma Deposit were reportedly 181,440 tonnes grading 11.3 g/t gold.

During the past sixty years a number of other vein, skarn and stockwork gold occurrences have been identified on Freegold Mountain (Johnston, 1963). The most significant occurrences, aside from Laforma, are the Antoniuk Deposit (DIAND, 1995, 115I-
111) hosting 4.2 million tonnes of stockwork mineralization grading 1.2 g/t gold; the Margarete Vein (DIAND, 1995, 115I-53) with a resource of 123,000 tonnes averaging 4.1 g/t gold and 48 g/t silver; and, the Augusta Skarn (DIAND, 1995, 115I-53) consisting of massive magnetite pods that yielded drill intersections up to 4.5 g/t gold and 46.3 g/t silver over 6 m.

The earliest reported work on what is now the Seymour property occurred in 1974 when Agillis Engineering Ltd. conducted geological mapping, soil sampling and magnetic surveys on behalf of Dynasty Exploration Limited. The soil sampling returned anomalous arsenic values in the range of 100 to 1000 ppm. The area was restaked in 1981 by Arctic Red Resources Ltd. and 1985 by Chevron Minerals Ltd., both of which conducted more soil sampling. These geochemical surveys outlined a series of linear gold-arsenic anomalies (Archer and Carne, 1981 and Eaton and Walls, 1986). Big Creek Joint Venture (Big Creek Resources Ltd. and Rexford Minerals Ltd.) optioned the property in 1987 and constructed roads that year and in 1988. Big Creek Resources purchased the claims from Chevron in 1990, explored by bulldozer trenching later that year and then optioned the claims to Rinsey Mines Ltd. which conducted more trenching in 1991.

ATAC restaked the area in 1999. It conducted minor prospecting, soil sampling and magnetic surveys later that year (Becker, 1999) and a short program of follow up prospecting in 2001 (Eaton, 2002).

                 PHYSIOGRAPHY AND GEOMORPHOLOGY
                 ------------------------------

The property lies within the Yukon Plateau physiographic terrane which consists of an old peneplane that has been deeply incised by dendritic drainages. The claims cover gentle to moderately steep, west facing slopes on a ridge extending northwest from Freegold Mountain. The western edge of the claim block is on the floor of Seymour Creek which is a tributary of Big Creek and part of the Yukon River watershed. Local elevations range from 670 m along Seymour Creek to 1190 m on the ridge crest in the eastern part of the property.

The Freegold Mountain area is located a few kilometres northwest of the limit of Pleistocene continental glaciation; as a result, bedrock is deeply weathered. Glaciofluvial outwash deposits are present at lower elevations but soils in other parts of the property are locally derived, except for a volcanic ash layer deposited by a 2000 year old eruption near the Alaska-Yukon border. Permafrost is common and typical soil profiles consist of 10 to 30 cm of A horizon organics, 0 to 20 cm of volcanic ash and 10 to 30 cm of B horizon soil over 100 to 200 cm of C horizon decomposed bedrock.

The entire property is below tree line, which is at about 1200 m elsewhere in the Freegold Mountain area. Vegetation consists of mature black spruce and slide alder along Seymour Creek, giving way to stunted black spruce, buckbrush and thick moss on the hillsides.


                           GEOLOGY
                           -------

The Seymour property lies within a belt of metasedimentary and metavolcanic rocks believed to belong to the Yukon-Tanana Terrane. The metamorphic rocks are extensively intruded and locally capped by Jurassic to Tertiary igneous rocks of the Coast Plutonic Complex (Figure 4). The major structural feature in the area is the northwest-trending Big Creek Fault, a normal fault with its southwest side down. This poorly understood feature is thought to form one flank of a graben related to Late Cretaceous or Tertiary extension (Carlson, 1987).

Property geology, shown on Figure 5, is inferred from scattered bedrock exposures and rock fragments observed in soil. The oldest rocks are quartz-feldspar-mica schist and lesser quartzofeldspathic gneiss of the Paleozoic or older Pelly Gneiss
(Psn). These rocks occur as large rafts or roof pendants in younger plutons. Two phases of plutonic rocks are present in the immediate vicinity of the property, the Jurassic Big Creek Syenite (Jy) and the Mid-Cretaceous Casino Granodiorite (Kgd). The syenite is coarse grained and often porphyritic containing up to 3 cm long orthoclase and hornblende phenocrysts that occasionally display strong alignment. The granodiorite is typically equigranular and coarse grained with biotite as well as hornblende. All three of the above units are cut by light grey to cream weathering quartz porphyry and quartz-feldspar porphyry dykes (Kqfp). The dykes are up to 100 m wide, trend easterly and appear to dip steeply. Similar rocks collected elsewhere near the Big Creek Fault have returned Mid to Late Cretaceous age dates.

The exact location of the Big Creek Fault is uncertain in the vicinity of the property. Tempelman-Kluit (1974) shows it occupying a linear, west-northwesterly flowing drainage about 500 m south of the property while Carlson (1987) has it projecting up Seymour Creek about
1.5 km further to the south (this is the location illustrated on Figure 4). Archer Cathro geologists suggest that it may be offset along Seymour Creek by a north-northeast trending fault, with its eastern extension projecting up Stoddart Creek about 2 km north of the property (Eaton and Walls, 1986). No faults have been mapped on the property but this is likely due to poor exposure.

                         MAGNETIC SURVEYS
                         ----------------

The Geological Survey of Canada contracted Canadian Aero Service Limited to conduct airborne magnetic surveys over the central Yukon between June 1964 and February 1966 (GSC, 1966). This work outlined a linear magnetic high extending from the peak of Freegold Mountain northwest through the Augusta Skarn to a prominent lobe in the east-central part of the Seymour property (Figure 5). A second, smaller and less intense zone of positive magnetic response was identified about 500 m to the north of the main anomaly.

In 1999 two reconnaissance ground magnetic lines were run in the vicinity of the airborne magnetic high (Lines A and B on Figure
5). Readings were taken at 10 m intervals along each line using a Barringer Research Limited GM-122 proton magnetometer (Becker,
1999). Anomalously high readings were obtained toward both ends of each line. The northeasterly anomaly features consistently elevated readings over a broad area approximately coinciding with the smaller of the airborne anomalies. The southwesterly anomaly comprises more intense but erratic readings indicating a series of small highly magnetic sources. Quartz-feldspar porphyry float was discovered in both areas. Although no magnetic rocks were found at the northeasterly anomaly, follow up work in 2001 located magnetite bearing skarn directly uphill along strike from the southwesterly anomaly.

                   MINERALIZATION AND SOIL GEOCHEMISTRY
                   ------------------------------------

The locations of four mineral occurrences are shown on Figure 5 while contoured gold results from soil geochemical surveys are illustrated on Figure 6. The locations of 15 rock samples and eight soil samples collected in 2002 along road cuts in the east-central part of the property are shown on Figure 7. All of the samples were sent to ALS Chemex Labs in North Vancouver where they were analyzed for gold by fire assay followed by atomic absorption and 34 other elements using the Induced Coupled Plasma technique. Certificates of Analysis appear in Appendix II while rock descriptions are in Appendix III.

The soil sampling was performed in 1981 and 1986. The 1981 sampling was done on 25 by 100 m centres over a 1 sq km area near the centre of the current property. The 1986 sampling covered most of the rest of the property at a sample density of 100 by 100 m. The baselines for the 1986 work were marked by 1 m wooden lath every 50 m and the sample locations were indicated by 0.5 lath bearing aluminum tags inscribed with the sample numbers and grid co-ordinates.

Soil sampling has outlined a series of west-northwest trending anomalies. These anomalies approximately parallel the trend of major fault structures in the area and inferred orientation of quartz-feldspar porphyry dykes. They are also approximately perpendicular to topography which suggests that their shape may be in part controlled by downhill dispersion. In most areas there is sharp contrast between the anomalous results and surrounding background values. The stronger anomalies contain values exceeding 200 ppb gold with a peak value of 844 ppb. Arsenic anomalies (up to 2250 ppm) are closely associated with gold. The highest silver (up to 11 ppm) and lead (up to 282 ppm) values are clustered near the Lucinda and Amanda Showings.
Copper and zinc results are relatively low.

Prospecting on the Seymour property is limited by the lack of bedrock exposure. Although most of the soil geochemical anomalies are unexplained, four showings have been discovered near anomalous values.

The Melissa Showing was found in 1986 and described as two specimens of limonitic schist and vein float collected from old hand trenches. These samples reportedly assayed 0.76 and 1.03 g/t gold, respectively.

The Lucinda Showing is located about 600 m to the east and was found in 1999. The discovery sample was taken from a 10 m diameter area of limonitic silicified metasedimentary rocks cut by narrow quartz veins. The sample consisted of chips taken from float found along a road cut. Rocks comprising the sample contained about 7% limonite-filled pits but no sulphides or magnetite. The sample assayed 5.2 g/t gold, 196 g/t silver, 3.68% lead, greater than 1% arsenic, 182 ppm bismuth, 222 ppm antimony and 2650 ppm zinc.

The Lucinda Showing and surrounding area were more thoroughly prospected in 2001. Two types of mineralization were identified: quartz veins and skarns. Although several areas of mineralization were identified, all have limited size potential with widths not exceeding 50 cm. Four samples of limonitic quartz vein, collected from decomposed bedrock along the road cut, returned 460 to 2140 ppb gold, 1033 to 7580 ppm arsenic, 78 to 348 ppm antimony, 88.2 to 700 g/t silver and 0.73 to 8.17% lead. Samples of skarn and altered wallrock yielded lower but still anomalous values for the same metals.

In 2002 three hand pits that exposed mineralization in the Lucinda area were sampled. Seymour 1 and 2 are located about 4 m apart and tested a quartz vein exposed on a small hummock about 50 m east of the road cut. Chip samples (M012151 and 52) were taken over widths of 45 and 30 cm and yielded 730 and 310 ppb gold, 217 and 119 ppm silver,
2.02 and 1.63% lead, respectively. Seymour 3 was dug along the road cut and exposed a 40 cm wide skarn band containing pods of light to medium brown limonite boxwork. Sample M012162 was collected across the width of the skarn. It returned 70 ppb gold, 24.1 ppm silver and 3310 ppm lead.

The Amanda Showing comprises veins and skarns exposed in old bulldozer trenches and road cuts about 200 to 400 m southeast of the Lucinda Showing. Samples from this area returned anomalous values for the usual suite of elements, but the values are somewhat lower than those taken within the Lucinda Showing.

Most of the prospecting and sampling in 2002 was done further down the road to the north and west of the Lucinda Zone (Figure
7). The highest gold and arsenic values from soil (97 ppb and 517 ppm) came from a sample taken at the very end of the road. This site lies immediately south of a porphyry dyke and plots within the anomalous trend associated with the Melissa Showing. Five rock samples from various types of vein float found near the anomalous soil sample site, returned values ranging from 30 to 60 ppb gold, 1.1 to 7.3 ppm silver and 650 to >10000 ppm arsenic.

A new area of mineralization identified in 2002 has been named the Jilly-Bob Showing. It is located along the road some 800 m north-northwest of the Lucinda Showing. It lies adjacent to a porphyry dyke within the smaller of the two aeromagnetic highs and uphill from a gold soil anomaly. A sample (M012159), consisting of about twenty 2 cm in diameter fragments of drusy, pitted quartz float was collected over a 30 m length along the road. It assayed 2380 ppb gold, 2374 ppm silver, 7610 ppm lead, 2900 ppm bismuth and 490 ppm antimony. A soil sample taken directly uphill from the float train returned near background gold (25 ppb) but strongly anomalous silver (7.6 ppm). There is no outcrop in the immediate vicinity of this showing. Wallrock float occurring with the mineralized quartz is highly decomposed with few fragments exceeding 1 cm in diameter.


                          CONCLUSIONS
                          -----------

The Seymour property is very favourably located within the Freegold Mountain portion of the Tintina Gold Belt. It features a number of large, moderate to strong gold and arsenic soil geochemical anomalies plus four gold showings. None of the targets has been effectively tested by mechanized trenching and no drilling has been done on the property. The rocks associated with the anomalies and showings are similar in age and lithology to those which host deposits elsewhere in the Tintina Gold Belt.

More importantly, work in 2002 also identified high grade silver mineralization at the Jilly-Bob Showing. Existing soil geochemical data in the area are widely spaced and thus are unlikely to have identified a narrow vein target. The extremely high silver to gold ratio and strongly anomalous bismuth value associated with the Jilly-Bob discovery sample are uncommon in Yukon but are typical of some productive silver camps (Boyle, 1968).

Further work is definitely warranted on this prospect. The next stage of exploration should consist of close spaced soil sampling in the vicinity of the Jilly-Bob Showing coupled with excavator trenching.

Respectfully submitted,

ARCHER, CATHRO & ASSOCIATES (1981) LIMITED

/s/ W. Douglas Eaton

W. Douglas Eaton, B.Sc. Geology

                          REFERENCES
                          ----------

Archer, A.R. and Carne, R.C.
   1981   Final Report for Freegold Project, prepared for Arctic
          Red Resources Ltd., pp.46

Becker, T.C.
    1999   Assessment Report describing Prospecting, Soil
           Geochemistry and Magnetic Surveys on the Seymour
           Property, prepared for ATAC Resources Ltd., November
           1999.

Boyle, R.W.
    1968   The Geochemistry of Silver and its Deposits, GSC
           Bulletin 160, pp 98-107.

Carlson, G.G.
    1987   Geology of Mount Nansen (115I/3) and Stoddart Creek
           (115I/6) map areas, Dawson Range, Yukon. Exploration and Geology Services Division, Indian and Northern Affairs Canada, Open File 1987-2.

DIAND
    1995 Yukon Minfile, WP 5.1 Version, 20 Nov/95. Exploration and Geological Services Division, Indian and Northern Affairs Canada.

Eaton, W.D.
    2002   Assessment Report describing Prospecting on the
           Seymour Property, prepared for ATAC Resources Ltd., February 2002. Eaton, W.D. and Walls, M.J.
    1986   Freegold Venture Final Report, prepared for Chevron
           Minerals Ltd., pp.35-44.

Geological Survey of Canada
    1966 Freegold Mountain, Yukon Territory, Geological Survey of Canada, Department of Mines and Technical Surveys, Map 3313G.

Johnston, J.R.
    1963 Geology and mineral deposits of Freegold Mountain, Carmacks District, Yukon, GSC Memoir 214.

Mining Inspection Division
    1998   Yukon Placer Industry 1995 to 1997; Mineral Resources
           Directorate, Yukon Territory, Indian and Northern Affairs Canada

Placer Mining Section
    1985   Yukon Placer Industry 1983-1984; Mineral Resources
           Directorate, Yukon, Indian and Northern Affairs, compiled by R.L. Debicki.

    1991   Yukon Placer Industry 1989-1990; Mineral Resources
           Directorate, Yukon, Indian and Northern Affairs, compiled by L.P. van Kalsbeek.

Tempelman-Kluit, D.J.
    1974   Geology of Carmacks map-area, Yukon Territory;
           Geological Survey of Canada, Open File 200

                               APPENDIX I

	           AUTHOR'S STATEMENT OF QUALIFICATIONS

                     STATEMENT OF QUALIFICATIONS
                     ---------------------------

   I, W. Douglas Eaton, geologist, with business addresses in Whitehorse, Yukon Territory and Vancouver, British Columbia and residential address in North Vancouver, British Columbia, hereby certify that:

1. I graduated from the University of British Columbia in 1980 with a B.Sc. majoring in Geological Sciences.

2. From 1971 to present, I have been actively engaged in mineral exploration in British Columbia and Yukon Territory and on June 1, 1981, became a partner in Archer, Cathro & Associates (1981) Limited.

3. I have personally participated in or supervised the field work reported herein and have interpreted all data resulting from this work.


/s/ W. Douglas Eaton

W. Douglas Eaton, B.A., B.Sc.

                            APPENDIX II

                     CERTIFICATES OF ANALYSIS

                           APPENDIX III

                   DESCRIPTIONS OF ROCK SAMPLES